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                                       Exhibit 99.1



News
Release                                                                 TXU

1601 Bryan Street
Dallas, Texas 75201-3411

                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

                TXU Announces Plan to Offer Convertible Senior Notes

DALLAS - July 8, 2003 - TXU (NYSE: TXU) announced today that it intends to sell, subject to market and other conditions, approximately $475 million of floating rate convertible senior notes due 2033 through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be senior unsecured obligations of the Company.

The notes are callable at par after five years and have put options at various dates once callable. The notes will be convertible into TXU common stock under certain conditions. The Company may satisfy conversions in cash, TXU common stock or a combination of both. The conversion price will be determined by the negotiations between TXU and the initial purchasers of the notes and is expected to represent a substantial premium over the current common stock price. The Company expects to grant the initial purchasers an option to purchase up to an additional $65 million of notes. The conversion rate, interest rate formula and other terms will be determined upon the pricing of the notes.

The Company expects to lower its cost of borrowings and letters of credit and improve its liquidity by using the net proceeds of the offering as collateral for a five-year revolving credit facility. Under this facility, loans may be made to repay other indebtedness and letters of credit may be issued for the benefit of TXU and its subsidiaries.

This release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers. The convertible senior notes being offered and the common stock issuable should the notes be converted have not been registered under the United States federal or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings.

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